EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of First Defiance Financial Corp. on Form S-4 of our report dated March 12, 2007 on the consolidated financial statements of First Defiance Financial Corp. and our report dated the same date on First Defiance Financial Corp. management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting of First Defiance Financial Corp. We also consent to the reference to us under the caption “Experts” in the related joint proxy statement / prospectus which is part of this Registration Statement.

/s/ Crowe Chizek and Company LLC

Cleveland, Ohio
December 7, 2007